Exhibit 1.1

Execution Version

JACKSON FINANCIAL INC.

$600,000,000 principal amount of 1.125% Senior Notes due 2023

$500,000,000 principal amount of 3.125% Senior Notes due 2031

$500,000,000 principal amount of 4.000% Senior Notes due 2051

Purchase Agreement

November 17, 2021

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

As Representatives of the Initial Purchasers

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

Jackson Financial Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representatives”) are acting as representatives, $600,000,000 principal amount of its 1.125% Senior Notes due 2023 (the “2023 Notes”), $500,000,000 principal amount of its 3.125% Senior Notes due 2031 (the “2031 Notes”) and $500,000,000 principal amount of its 4.000% Senior Notes due 2051 (the “2051 Notes” and, together with the 2023 Notes and 2031 Notes, the “Securities”). The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”), to be dated as of the Closing Date (as defined below), between the Company and the Initial Purchasers, pursuant to which the Company will agree to register the Securities under the Securities Act (as defined below) subject to the terms and conditions therein specified. The Securities are to be issued under an indenture, to be dated as of the Closing Date (the “Base Indenture”), among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated as of the Closing Date (the “First Supplemental Indenture”), the Second Supplemental Indenture, to be dated as of the Closing Date (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, to be dated as of the Closing Date (the “Third Supplemental Indenture” and the Base Indenture, as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture being referred to herein as the “Indenture”). To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms shall be construed as equivalents. The terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) in reliance upon exemptions from the registration requirements of the Securities Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated November 16, 2021 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and will prepare a final offering memorandum, dated November 17, 2021 (as amended or supplemented, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Securities. The Company hereby confirms that it has authorized the use of the Disclosure Package (as defined below), the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act (as defined below) subsequent to the Execution Time (as defined below) that is incorporated by reference therein.

As used in this Agreement, the “Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at or prior to the Time of Sale (as defined below), (ii) the final term sheet prepared pursuant to Section 5(b) hereto and in the form attached as Schedule II hereto and (iii) any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package (“Issuer Written Information”). “Time of Sale” means 5:00 p.m., New York City time, on the date of this Agreement. “Execution Time” means the date and time that this Agreement is executed and delivered by the parties hereto.

1.      Representations and Warranties. The Company represents and warrants to, and agrees with, each Initial Purchaser as set forth below in this Section 1.

(a)               The Preliminary Memorandum, at the date thereof, and the Disclosure Package, at the Time of Sale, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of each of the Execution Time, the Time of Sale and the Closing Date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, and at the Closing Date will not) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum, the Disclosure Package or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b)               At the Time of Sale and at the Execution Time, (i) the Disclosure Package, (ii) each electronic road show, when taken together as a whole with the Disclosure Package, and (iii) any other Issuer Written Information, when taken together with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c)               None of the Company, its affiliates (the “Affiliates”), or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Securities Act.

(d)               None of the Company, its Affiliates, or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”)) (each, a “General Solicitation”) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act (“Regulation S”)) with respect to the Securities sold outside the United States to non-U.S. persons (within the meaning of Regulation S); and each of the Company, its subsidiaries and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(e)               The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

(f)                Assuming that the representations and warranties of the Initial Purchasers contained in Section 4 are true and correct, and that each Initial Purchaser complies with its agreements contained in Section 4, it is not necessary in connection with the offer, sale or delivery of the Securities to the Initial Purchasers or the reoffer and resale by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and in the Final Memorandum to register the Securities under the Securities Act.

(g)               The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).

(h)               The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any Securities (except as contemplated in this Agreement).

(i)                The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(j)                The Company and each of its Significant Subsidiaries (as defined below) has been (i) duly incorporated or organized, as applicable, and is validly existing and in good standing (to the extent that such concept is applicable) under the laws of its jurisdiction of incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and (ii) duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business that requires such qualification, except to the extent that the failure to be so qualified, be in good standing or have such power or authority would not reasonably be expected to have a material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting (a) the business, properties, general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement, including the issuance and sale of the Securities (a “Material Adverse Effect”). For purposes of this Agreement, “Significant Subsidiary” means the subsidiaries listed on Annex A hereto.

(k)               All of the issued shares of capital stock or other equity interests, as applicable, of each Significant Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except as disclosed in the Disclosure Package, are owned directly or indirectly by the Company, free and clear of all material liens, encumbrances, equities or claims.

(l)                The subsidiaries listed on Annex A attached hereto are the only “significant subsidiaries” of the Company (as defined in Rule 1-02 of Regulation S-X).

(m)             All the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any preemptive rights.

(n)               Each subsidiary of the Company that is required to be organized and licensed as an insurance company (each, an “Insurance Subsidiary” and, collectively, the “Insurance Subsidiaries”) is duly organized and licensed as an insurance company in the jurisdiction in which it is chartered or organized and is duly licensed or authorized as an insurer in each other jurisdiction where it is required to be so licensed or authorized to conduct its business as described in the Disclosure Package and the Final Memorandum, except in each case where the failure to be so licensed or authorized in each other jurisdiction would not reasonably be expected to have a Material Adverse Effect; each of the Company and each Insurance Subsidiary has made all required filings under applicable insurance company statutes and has filed all notices, reports, documents or other information required to be filed thereunder, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect; each of the Company and each Insurance Subsidiary has all other necessary authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications, of and from all insurance regulatory authorities necessary to conduct their respective existing businesses as described in the Disclosure Package and the Final Memorandum, except where the failure to have such authorizations, approvals, orders, consents, licenses, certificates, permits, registrations or qualifications, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the Disclosure Package and the Final Memorandum; none of the Company or any Insurance Subsidiary has received any notification from any insurance regulatory authority to the effect that any additional authorization, approval, order, consent, license, certificate, permit, registration or qualification from any insurance regulatory authority is needed to be obtained by any of the Company or any Insurance Subsidiary other than in any case where the failure to acquire such additional authorization, approval, order, consent, license, certificate, permit, registration or qualification, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; except as set forth in the Disclosure Package and the Final Memorandum, no subsidiary of the Company is currently prohibited, directly or indirectly, under any law, rule, regulation, agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company except where such prohibition would not reasonably be expected to have a Material Adverse Effect; and except as set forth in the Disclosure Package and the Final Memorandum, no insurance regulatory authority having jurisdiction over any Insurance Subsidiary has issued any order or decree impairing, restricting or prohibiting (i) the payment of dividends by any Insurance Subsidiary to its parent or the payment of dividends by such parent to the Company (directly or indirectly through one or more intermediate holding companies directly or indirectly wholly owned by the Company) or (ii) the continuation of the business of the Company or any of the Insurance Subsidiaries in all material respects as presently conducted.

(o)               The statements in the Preliminary Memorandum and the Final Memorandum under the headings “Description of Notes,” “Exchange Offer; Registration Rights” and “U.S. Federal Income Tax Considerations” fairly summarize in all material respects the matters therein described.

(p)               This Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company. The Indenture has been duly authorized by the Company and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(q)               The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Registration Rights Agreement or the Indenture, the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or any of its subsidiaries pursuant to any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the certificate of incorporation or bylaws of the Company; or (iii) result in any violation of any law or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any subsidiary; except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge, encumbrance, judgment, order or decree that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company is required for the execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Indenture and consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement and the Indenture, except such as may be required by the securities or Blue Sky laws of the various states and foreign securities laws in which the Securities are offered and sold and, in the case of the Registration Rights Agreement, such as will be obtained under the Securities Act and the Trust Indenture Act of 1939, as amended.

(r)                The financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum, together with the related schedules and notes, comply in all material respects with the requirements of the Securities Act, including the applicable accounting requirements of Regulation S-X under the Securities Act (“Regulation S-X”), and present fairly in all material respects the financial position of the Company and its subsidiaries at the dates indicated and the results of operations and changes in cash flows of the Company and its subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in all material respects, in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Disclosure Package and the Final Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference therein. The pro forma financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the Disclosure Package and the Final Memorandum. The pro forma financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum comply as to form with the accounting requirements of Regulation S-X; and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. Except as included or incorporated by reference therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Disclosure Package and the Final Memorandum under the Securities Act or the rules and regulations promulgated thereunder. The disclosure contained in the Disclosure Package and the Final Memorandum under the heading “Key Non-GAAP Financial Measures and Operating Measures” regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Securities and Exchange Commission (the “Commission”)) complies in all material respects with Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(s)                Other than as set forth in the Disclosure Package, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, no such Actions are threatened by governmental authorities or others; and there are no such Actions that would be required to be described in a registration statement on Form S-1 and are not so described in the Disclosure Package and the Final Memorandum.

(t)                 The Company and its subsidiaries have valid title to all real and personal property owned by them that are material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as are described in the Disclosure Package or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property held under lease by the Company and its subsidiaries that are material to the business of the Company and its subsidiaries are held by them under valid leases with such exceptions as do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.

(u)               Neither the Company nor any of its Significant Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or other applicable organizational document), (ii) in violation of any statute, judgment, law, order, rule, decree or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Significant Subsidiaries or any of their properties (including the insurance laws and regulations of the states of incorporation of the Company’s Insurance Subsidiaries (as defined below) and the insurance laws and regulations of other applicable jurisdictions) or (iii) in default in the performance or observance of any obligation, agreement, condition, covenant or condition contained in any indenture, contract, mortgage, deed of trust, note agreement, loan agreement, lease or other agreement, obligation, condition, covenant or instrument to which it is a party or by which it or any of its properties may be bound; except, in the case of the foregoing clauses (ii) and (iii), for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)               KPMG LLP, which has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries as required by the Securities Act and the rules and regulations of the Commission thereunder and the Public Company Accounting Oversight Board (United States).

(w)             The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed by them through the date hereof or have requested extensions thereof and have paid all taxes required to be paid by them (except for cases in which the failure to file or pay would not reasonably be expected to have a Material Adverse Effect or except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company); and, except as described in the Disclosure Package and the Final Memorandum, there is no tax deficiency that has been determined adversely to the Company or any of its subsidiaries or any of their respective properties or assets (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company or its subsidiaries or any of their respective properties or assets); except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x)               No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Disclosure Package and the Final Memorandum, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would reasonably be expected to have a Material Adverse Effect.

(y)               The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, officers and directors are, to the knowledge of the Company, in full force and effect; the Company and its consolidated subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause that would reasonably be expected to have a Material Adverse Effect; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any supplement thereto).

(z)               The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as described in the Disclosure Package and the Final Memorandum.

(aa)            Except as described in the Disclosure Package and the Final Memorandum, the Company maintains a system of internal controls that are sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(bb)           (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or of its subsidiaries would have any liability (each, a “Plan”) has been maintained in compliance in all material respects with the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no such Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iv) no such Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA) or “endangered status” or “critical status” (within the meaning of Section 305 of ERISA); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) with regard to the funding rules of Section 412 of the Code and a Plan’s ability to pay benefits thereunder when due has occurred; (vi) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the Company shall undertake to maintain such qualification of each Plan and (vii) neither the Company nor any of its subsidiaries has incurred, nor reasonably expects to incur, any material liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan, except in each case with respect to the events or conditions set forth in (i) through (vii) hereof, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(cc)            The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the applicable anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(dd)           None of the Company or any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union, Her Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized, or resident in a country or territory that is the subject or target of Sanctions, and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions; for the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions in a manner that would violate any Sanctions.

(ee)            (i)None of the Company or any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (A) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense (or taken any act in furtherance thereof); (B) made, offered, promised or authorized any direct or indirect unlawful payment; or (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; and (ii) the Company and its Affiliates have conducted their businesses in compliance in all material respects with applicable anti-corruption laws and have policies and procedures reasonably designed to promote and achieve compliance with such laws.

(ff)             Neither the Company nor any of its subsidiaries has, since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package, (i) sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree of any court or arbitrator or governmental or regulatory authority or (ii) entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole, in each case other than as set forth or contemplated in the Disclosure Package and Final Memorandum; and, since the respective dates as of which information is given in the Disclosure Package, there has not been any material change in the capital stock (other than as a result of (i) the exercise, if any, of stock options or the award, if any, of stock options or restricted stock in the ordinary course of business pursuant to the Company’s equity plans that are described in the Disclosure Package or Final Memorandum or (ii) the issuance, if any, of stock upon conversion of Company securities as described in the Disclosure Package or the Final Memorandum) or long term debt of the Company or any of its subsidiaries.

(gg)           The Company and its subsidiaries own or have the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) material to and used in the conduct of their respective businesses. (i) The Company and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any person; (ii) there are no pending or threatened claims against the Company or any of its subsidiaries relating to infringement of a third party’s Intellectual Property; and (iii) to the knowledge of the Company, the Intellectual Property of the Company and its subsidiaries is not being infringed, misappropriated or otherwise violated by any person, in each case, in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(hh)           Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the issuance, offering and sale of the Securities.

(ii)             Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Disclosure Package or the Final Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.

(jj)             The material forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included in the Disclosure Package, the Final Memorandum or any road show (the “Prospective Information”) has been so included on a reasonable basis and in good faith, and the assumptions described in the Prospective Information accurately and fairly describe in all material respects the key assumptions upon which the Prospective Information is based.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby.

2.      Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 99.589% of the principal amount of the 2023 Notes, 99.043% of the principal amount of the 2031 Notes and 98.107% of the principal amount of the 2051 Notes, in each case, plus accrued interest, if any, from November 23, 2021 to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

3.      Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on November 23, 2021, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in the City of New York. Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4.      Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(b)               Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

(i)                 it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A)	in the case of sales to those it reasonably believes to be “qualified institutional buyers” as permitted by Rule 144A under the Securities Act; or

(B)	in accordance with Rule 903 of Regulation S;

(ii)              neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of General Solicitation;

(iii)            in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv)             neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v)             it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi)            it has complied and will comply with the offering restrictions requirement of Regulation S;

(vii)          at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S.”;

(viii)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

(ix)             it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

(x)               it acknowledges that additional restrictions on the offer and sale of the Securities are described in the Disclosure Package and the Final Memorandum;

(xi)             it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Securities to any retail investor in the European Economic Area. For the purposes of this provision:

(A)	the expression "retail investor" means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or

ii.	a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”),where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.	not a qualified investor as defined in Regulation (EU) 2017/1129; and

(B)	the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities; and

(xii)          it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Securities to any retail investor in the United Kingdom. For the purposes of this provision:

(A)	the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 ("EUWA"); or

ii.	a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

iii.	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; and

(B)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities.

5.      Agreements. The Company agrees with each Initial Purchaser that:

(a)               The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(d) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)               The Company will prepare a final term sheet, containing solely a description of the final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto.

(c)               The Company will not amend or supplement the Disclosure Package or the Final Memorandum other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives, which consent shall not be unreasonably withheld or delayed; provided, however, that from the Execution Time to the Closing Date, the Company will (i) not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Representatives with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document, and (ii) promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(d)               If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representatives), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Disclosure Package or Final Memorandum is delivered, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(e)               Without the prior written consent of the Representatives, the Company has not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representatives.

(f)                The Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g)               During the period of one year after the Closing Date, the Company will not, and will not permit any of its Affiliates to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them, except for Securities purchased by the Company or its Affiliates and sold in transactions registered under the Securities Act.

(h)               None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Securities Act.

(i)                 None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and each of them will comply with the offering restrictions requirement of Regulation S.

(j)                 None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any General Solicitation.

(k)               For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(l)                 The Company will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(m)             Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Memorandum for the time period and upon the other terms stated therein.

(n)               During the period from the date hereof through and including the date that is one business day after the Closing Date, the Company will not, without the prior written consent of the Representatives offer, sell, contract to sell, pledge, otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any of its Affiliates or any person in privity with the Company or any of its Affiliates), directly or indirectly, or announce the offering, of any debt securities issued or guaranteed by the Company (other than the Securities) that have a tenor of more than one year.

(o)               The Company will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(p)               The Company will, for a period of twelve months following the date of this Agreement, furnish to the Representatives all reports or other communications (financial or other) required to be posted pursuant to “Description of Notes—Reporting Covenant” in the Final Memorandum, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public.

(q)               The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the Registration Rights Agreement and the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) up to $25,000 in connection with any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(f) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

It, however, is understood that, except as provided in this Section 5, and Sections 7 and 8 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

6.      Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Company contained herein at the Time of Sale, the Execution Time and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)               The Company shall have requested and caused Sidley Austin LLP, counsel for the Company, to furnish to the Representatives an opinion and negative assurance letter, dated the Closing Date and addressed to the Representatives, to the effect set forth in Annex B.

(b)               The Representatives shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Initial Purchasers, an opinion and disclosure letter, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Registration Rights Agreement, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(c)               The Company shall have furnished to the Representatives a certificate of the Company, signed by (x) the Chief Executive Officer and President and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Memorandum and any supplements or amendments thereto, and this Agreement and that:

(i)                 all representations and warranties of the Company herein are, at and as of the Closing Date, true and correct (i) in the case of representations and warranties which are qualified as to materiality, with the same effect as if made on the Closing Date and (ii) in the case of representations and warranties that are not so qualified, in all material respects, and that the Company shall have performed all of its obligations hereunder to be performed at or prior to the Closing Date; and

(ii)              since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change or effect, or any development involving a prospective material adverse change or effect, in or affecting the business, properties, general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(d)               At the Execution Time and at the Closing Date, the Company shall have requested and caused KPMG LLP to furnish to the Representatives letters, dated respectively as of the date of this Agreement and as of the Closing Date, in form and substance satisfactory to the Representatives and confirming that they are independent accountants within the meaning of the Exchange Act and the applicable published rules and regulations thereunder, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained or incorporated by reference in the Preliminary Memorandum and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

All references in this Section 6(d) to the Preliminary Memorandum and the Final Memorandum include any amendment or supplement thereto at the date of the applicable letter.

(e)               The Representatives shall have received, at the Execution Time and the Closing Date, a certificate of the Chief Financial Officer of the Company dated respectively as of the Execution Time or the Closing Date, as applicable, in form and substance satisfactory to the Representatives and in substantially the form attached hereto as Annex C, stating, as of such date, the conclusions and findings of such individual, in his or her capacity as Chief Financial Officer of the Company, with respect to the financial information and such other matters as reasonably requested by the Representatives.

(f)                The Representatives shall have received, on and as of the Closing Date, reasonably satisfactory evidence of the good standing of the Company and its Significant Subsidiaries in their respective jurisdictions of organization (to the extent that such concept is applicable), in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions, provided that the evidence of good standing for those entities except for the Company may be as of any date reasonably satisfactory to the Representatives, through and including the Closing Date.

(g)               Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(h)               The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(i)                 Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the debt securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(j)                 Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

7.      Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to clause (ii) of Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through the Representatives on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.      Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees and agents of each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of each Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information, any road show, or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein as set forth in Section 8(b) below.

(b)               Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors and officers of the Company and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information, any road show, or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information, any road show, or any other written information used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto; it being understood and agreed upon that the only such information furnished by any Initial Purchaser consists of the following information in the Preliminary Memorandum and the Final Memorandum furnished on behalf of each Initial Purchaser: the statements set forth in the fourth and fifth sentences of the sixth paragraph under the caption “Plan of Distribution” and the first sentence of the first paragraph under the caption “Plan of Distribution—Price Stabilization, Short Positions.”

(c)               In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (A) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Initial Purchasers and all persons, if any, who control any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Initial Purchaser within the meaning of Rule 405 under the Securities Act and (B) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Initial Purchasers and such control persons and affiliates of any Initial Purchasers, such firm shall be designated in writing by the Representatives. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)               To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party or parties, on the other hand, from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the indemnifying party or parties, on the one hand, and of the indemnified party or parties, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total purchase discounts and commissions received by the Initial Purchasers, in each case as set forth in the table on the cover of the Final Memorandum, bear to the aggregate offering price of the Securities. The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Securities they have purchased hereunder, and not joint.

(e)               The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and distributed by it were offered exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)                The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser, or the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9.      Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by any such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the Representatives may in their discretion arrange for the Representatives or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Initial Purchaser, the Representatives do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to the Representatives to purchase such Securities on such terms. If, after giving effect to any arrangements for the purchase of the Securities described in the preceding two sentences, the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the non-defaulting Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the non-defaulting Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto after giving effect to any arrangements for the purchase of the Securities described in the preceding two sentences, the non-defaulting Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any non-defaulting Initial Purchaser for damages occasioned by its default hereunder. The term “Initial Purchaser” as used in this Agreement shall include any person substituted under this Section 9 with like effect (unless the context otherwise requires) as if such person had originally been a party to this Agreement with respect to such Securities.

10.  Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) trading of any securities of the Company shall have been suspended on any national exchange; (iii) a banking moratorium shall have been declared either by U.S. federal, Delaware or New York State authorities; (iv) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services; or (v) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11.  Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.  Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Attention: General Counsel, (facsimile: (646) 291-1469); J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk (facsimile: (212) 834-6081); and Morgan Stanley & Co. LLC, 1585 Broadway New York, NY 10036, Attention: Investment Banking Division (facsimile: (212) 507-8999); with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, Attention: Dwight Yoo (facsimile: (212) 735-2000); or, if sent to the Company, 1 Corporate Way, Lansing, MI 48951, Attention: General Counsel; with a copy to Sidley Austin LLP, One South Dearborn, Chicago, IL 60603, Attention: Richard Astle (facsimile: (312) 853-7036) and Amanda Todd (facsimile: (312) 853-7036).

13.  Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(k) hereof, no other person will have any right or obligation hereunder.

14.  Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

15.  Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

16.  Waiver of Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.  No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchasers and any affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company on related or other matters). The Company agrees that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

18.  Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

19.  Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 19, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

20.  Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

21.  Headings. The section headings used herein are for convenience only and shall not affect the construction hereof

[Remainder of page left blank intentionally, Signature page follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours,

Jackson Financial Inc.

By:	/s/ Marcia Wadsten
	Name:	Marcia Wadsten
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

By:	Citigroup Global Markets Inc.

By:	/s/ Adam Bordner
	Name:	Adam D. Bordner
	Title:	Director

By:	J.P. Morgan Securities LLC

By:	/s/ Som Bhattacharyya
	Name:	Som Bhattacharyya
	Title:	Executive Director

By: Morgan Stanley & Co. LLC

By:	/s/ Yurij Slyz
	Name:	Yurij Slyz
	Title:	Executive Director

For themselves and the other several
Initial Purchasers named in
Schedule I to the foregoing Agreement.

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchasers	Principal Amount of 2023 Notes to be Purchased		Principal Amount of 2031 Notes to be Purchased		Principal Amount of 2051 Notes to be Purchased
Citigroup Global Markets Inc.	U.S.$	90,000,000	U.S.$	75,000,000	U.S.$	75,000,000
J.P. Morgan Securities LLC	90,000,000		75,000,000		75,000,000
Morgan Stanley & Co. LLC	90,000,000		75,000,000		75,000,000
Barclays Capital Inc.	60,000,000		50,000,000		50,000,000
BofA Securities, Inc.	60,000,000		50,000,000		50,000,000
Wells Fargo Securities, LLC	60,000,000		50,000,000		50,000,000
BNP Paribas Securities Corp.	19,200,000		16,000,000		16,000,000
BNY Mellon Capital Markets, LLC	19,200,000		16,000,000		16,000,000
Credit Suisse Securities (USA) LLC	19,200,000		16,000,000		16,000,000
Goldman Sachs & Co. LLC	19,200,000		16,000,000		16,000,000
HSBC Securities (USA) Inc.	19,200,000		16,000,000		16,000,000
MUFG Securities Americas Inc.	19,200,000		16,000,000		16,000,000
SG Americas Securities, LLC	19,200,000		16,000,000		16,000,000
Academy Securities, Inc.	2,700,000		2,250,000		2,250,000
Loop Capital Markets LLC	2,400,000		2,000,000		2,000,000
R. Seelaus & Co., LLC	7,800,000		6,500,000		6,500,000
Siebert Williams Shank & Co., LLC	2,700,000		2,250,000		2,250,000
Total	U.S.$	600,000,000	U.S.$	500,000,000	U.S.$	500,000,000

Pricing Term Sheet, dated November 17, 2021

to Preliminary Offering Memorandum dated November 16, 2021

Jackson Financial Inc.

$600,000,000 1.125% Senior Notes due 2023

$500,000,000 3.125% Senior Notes due 2031

$500,000,000 4.000% Senior Notes due 2051

Pricing Term Sheet

November 17, 2021

Terms and Conditions Applicable to all Notes

Issuer:	Jackson Financial Inc.

Ranking:	Senior Unsecured

Pricing Date:	November 17, 2021

Settlement Date*:	November 23, 2021 (T+4)

Expected Ratings (Moody’s/S&P/Fitch):	Baa2 (Negative)/BBB (Stable)/BBB (Stable)**

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.

Joint Book-Running Managers:	Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

BofA Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

SG Americas Securities, LLC

Academy Securities, Inc.

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Terms and Conditions Applicable to the $600,000,000 1.125% Senior Notes due 2023

Security Title:	1.125% Senior Notes due 2023 (the “2023 Notes”)

Aggregate Principal Amount:	$600,000,000

Maturity Date:	November 22, 2023

Offering Price:	99.939% of principal amount plus accrued interest, if any, from November 23, 2021

Coupon:	1.125%

Interest Payment Dates:	Semi-annually in arrears on May 22 and November 22 of each year, commencing on May 22, 2022

Spread to Benchmark Treasury:	T + 65 bps

Benchmark Treasury:	UST 0.375% due October 31, 2023

Benchmark Treasury Price and Yield:	99-23 7/8 / 0.506%

Reoffer Yield:	1.156%

Optional Redemption:	At any time and from time to time prior to the Maturity Date, the 2023 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the 2023 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date and the “Make-Whole Redemption Amount” calculated as described in the Issuer’s preliminary offering memorandum, dated November 16, 2021 (the “Preliminary Memorandum”), discounted at the rate of T + 10 bps plus accrued and unpaid interest.

CUSIP/ISIN:	144A: 46817M AH0 / US46817MAH07

Reg S: U4688J AD8 / USU4688JAD82

Terms and Conditions Applicable to the $500,000,000 3.125% Senior Notes due 2031

Security Title:	3.125% Senior Notes due 2031 (the “2031 Notes”)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	November 23, 2031

Offering Price:	99.693% of principal amount plus accrued interest, if any, from November 23, 2021

Coupon:	3.125%

Interest Payment Dates:	Semi-annually in arrears on May 23 and November 23 of each year, commencing on May 23, 2022

Spread to Benchmark Treasury:	T + 155 bps

Benchmark Treasury:	UST 1.375% due November 15, 2031

Benchmark Treasury Price and Yield:	97-26+ / 1.611%

Reoffer Yield:	3.161%

Optional Redemption:	At any time and from time to time prior to August 23, 2031, the 2031 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the 2031 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date and the “Make-Whole Redemption Amount” calculated as described in the Issuer’s Preliminary Memorandum), discounted at the rate of T + 25 bps plus accrued and unpaid interest.

At any time and from time to time on or after August 23, 2031, the 2031 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP/ISIN:	144A: 46817M AK3 / US46817MAK36

Reg S: U4688J AE6 / USU4688JAE65

Terms and Conditions Applicable to the $500,000,000 4.000% Senior Notes due 2051

Security Title:	4.000% Senior Notes due 2051 (the “2051 Notes”)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	November 23, 2051

Offering Price:	98.982% of principal amount plus accrued interest, if any, from November 23, 2021

Coupon:	4.000%

Interest Payment Dates:	Semi-annually in arrears on May 23 and November 23 of each year, commencing on May 23, 2022

Spread to Benchmark Treasury:	T + 205 bps

Benchmark Treasury:	UST 2.000% due August 15, 2051

Benchmark Treasury Price and Yield:	99-25+ / 2.009%

Reoffer Yield:	4.059%

Optional Redemption:	At any time and from time to time prior to May 23, 2051, the 2051 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the 2051 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date and the “Make-Whole Redemption Amount” calculated as described in the Issuer’s Preliminary Memorandum, discounted at the rate of T + 35 bps plus accrued and unpaid interest.

At any time and from time to time on or after May 23, 2051, the 2051 Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2051 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP/ISIN:	144A: 46817M AM9 / US46817MAM91

Reg S: U4688J AF3 / USU4688JAF31

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these notes or the offering. Please refer to the Preliminary Memorandum for a complete description.

This communication is being distributed in the United States solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, and outside the United States solely to non-U.S. persons as defined under Regulation S.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This communication is intended for the sole use of the person to whom it is provided by the sender.

These securities have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and may only be sold to qualified institutional buyers pursuant to Rule 144A or pursuant to another applicable exemption from registration.

No PRIIPs or UK PRIIPs KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

The information in this pricing term sheet supplements the Issuer’s Preliminary Memorandum and supersedes the information in the Preliminary Memorandum to the extent inconsistent with the information in the Preliminary Memorandum. This pricing term sheet is qualified in its entirety by reference to the Preliminary Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Memorandum.

*Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery thereafter will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

**A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX A

Significant Subsidiaries

Jackson National Life Insurance Company

Jackson National Asset Management LLC

Annex A-1

ANNEX B

[Form of Company’s counsel’s opinion]

[Omitted]

Annex B-1

ANNEX C

[Form of Chief Financial Officer’s certificate]

[Omitted]

Annex C-1